Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2018 Equity Incentive Plan and 2018 Inducement Award Plan of Geron Corporation of our reports dated March 11, 2021, with respect to the financial statements of Geron Corporation and the effectiveness of internal control over financial reporting of Geron Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California
August 16, 2021